Exhibit 99.(s)(2)

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on July 16, 2014:

RESOLVED, that Jennifer Nichols, Megan Kennedy, Jeffrey Cotton, Lucia Sitar, Andrea Melia, and Alan Goodson be, and each hereby is, authorized to act pursuant to the power of attorney, dated July 16, 2014, on behalf of certain directors and officers, to execute the Fund’s Registration Statement (including post-effective amendments, and the Registration Statement filed pursuant to Rule 462(b) under the Securities Act), and any amendments, exhibits, or supplements thereto, and to file and/or withdraw the same, with all other documents in connection therewith, with the SEC or any state regulatory agency or authority, as applicable, each of said attorneys to have power to act with or without the other, and to have full power and authority to do and perform in the name and on behalf of each of said officers and directors who shall have executed the July 16, 2014 power of attorney, every act whatsoever which such attorneys, or any of them, may deem necessary, appropriate or desirable to be done in connection therewith as fully and to all intents and purposes as such officers or directors might or could do in person

Dated: July 21, 2014

/s/ Megan Kennedy
Megan Kennedy
Secretary